Video1314.com o/b
Power Telecom Limited
Outsourcing Services
(Contract # V1314-2007-001)

PowerNetix Limited
15th March 2007

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Table of Contents

1.	Executive Summary

2.	PowerNetix Infrastructure

3.	Video1314 System

4.	Network and Fault Management

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1.	Executive Summary

PowerNetix offers corporations the latest in Internet/Network Utility Computing products and related services. The experience of the founders of PowerNetix have come from a commercial ISP (Leased lines, xDSL Broadband services), System Integrations and Internet Infrastructure Solutions since 1996. PowerNetix is the leading Internet technology company providing cutting edge technology and value added Internet solutions to businesses with its profound Internet expertise. The Company deals in Internet service, network integration, Internet system integrations and software development. PowerNetix is a leader in right-sizing available technologies to meet the current and future business objectives of its clients.

Highlights

Summary:

Total Outsourced operations: Software Development and Design, Rental of Dedicated Servers, Bandwidth Rental and Management for Video1314.com

PowerNetix Solution:
Total Solution

Business Benefits:
User friendly Web2.0 platform
High availability
Performance
Cost Effective
Reliability
Scalable
Highly secured
24 x 7 supports

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2.	PowerNetix infrastructure

PowerNetix is one of the most advance Internet Data and Exchange Centre (IDXC) in Asia. PowerNetix offers the highest switching fabric speeds among all the Internet Data and Exchange centers in Asia. It is one of the first true Gigabit IDXCs with Layer 7 bandwidth management capabilities. From the ground up, PowerNetix's role is to cater to Internet companies wanting the highest of Internet standards in the industry. Our center is a physical Internet exchange for Internet companies to launch their Internet platforms.

PowerNetix Internet is located in Wanchai, the heart of Hong Kong City. PowerNetix services are designed for maximum flexibility to ensure that businesses have the best solutions in terms of reliability, security and flexibility to maintain mission-critical Internet operations

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Internet Exchange IDC

Network Architecture

Cisco 12000 Series Router as Core Backbone
PowerAll Clustering Router as load balancing Backbone
All racks connect to backbone router by Cat 6 up to 2.5Gbps
Self-optimizing/balancing
Auto-fail over/failsafe

Network Connectivity

2 x 100Mb Internet Connection
1000MB Capacity to HKIX
100Mb Capacity to HGC International Bandwidth
100Mb Capacity to China Telecom
Scalable to 1Gb Internet Connectivity

3.	Software Design, System Development and Dedicated Server

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System Solution

Payment Terms:

  Period: 1st March, 2007 to 31st Dec, 2008

  Payment: On the 1st week of each month. Invoices are issued on the 1st of each calendar month and are due within 7 days.

Systems Management, Development and all operations will be located at 22/F, China Online Centre, 333 Lockhart Road, Wan Chai, Hong Kong.

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Specifications of Services and Features
PowerNetix’s Team is to development Video1314.com into one of the most successful Web2.0 and video sites on the Internet.

Video1314.com is a Chinese Web 2.0 platform similar to YouTube. Video1314's Chinese platform will be developed and expanded to launch across Asia in Japanese, Korean and English. Besides Video, photo and audio sharing capabilities, Video1314 will develop a C2C, B2C and B2B marketplace to buy and sell goods for its members. The development of Video1314 focuses on three main areas:

  Free online photo, video and audio sharing,

  A marketplace to buy and sell goods using video, photo and audio technologies

  High resolution TV programs that can be watched over the Internet

Facilities used by Video1314.com. The number of Servers and Internet bandwidth will be provided and scaled according to its growth until end of contract.

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3.	Network and Fault Management

Target Availability
Target availability for the hosted services portal is 99.7% in any one calendar month, provided that:

  If the service is unavailable it must be reported by the customer and acknowledged by the hosts IMC (Internet Management Centre).
  The period of unavailability will commence from when the host first detects the fault
  Following investigation and repair the host will contact you to agree that the service can be accessed from the Internet. This will be deemed to be the end of the period of unavailability unless you the customer do not confirm the fix.

Service Monitoring

  PowerNetix will provide 24 hour monitoring of bandwidth usage and availability as part of the Dedicated Server rental service.
  PowerNetix will also provide 24 hour monitoring of server hardware, such as CPU usage, and memory usage that are relevant applications from a health and performance service perspective.

Scheduled Service Time

  Normally any managed application service is scheduled to be available 24 hours per day, 7 days a week (taking into account target service availability). From time to time it will be necessary for the PowerNetix (the “Host”) to schedule maintenance tasks, which may cause a disruption to the Service. PowerNetix will use reasonable endeavors to provide a minimum of 72 hours’ notice before conducting such planned service-affecting maintenance but does not guarantee it will always be able to do so.
  In order to perform scheduled routine maintenance, software and hardware upgrades, etc., a monthly system downtime period of six hours ("Maintenance Window") is reserved for each server within the Hosted Services Portal. This Maintenance Window is allocated by the hosts with full consideration to the need to minimize any impact on the Service, and is typically from midnight to 6am Monday to Friday. Where downtime during this period is expected to be less than 60 minutes, prior notification to you the customer is not required. When it is reasonably practical to do so, The hosts will schedule any service affecting maintenance activity to fall within a Maintenance Window, and further will endeavor to provide as much prior notice of any other Service-affecting maintenance as is reasonably practicable under the circumstances.

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  As the hosts ‘maintenance window’ mirrors that of its co-locations partners, any requested maintenance by co-location partners should normally be performed during the same maintenance window, however the hosts cannot provide guarantees if the co-location partners schedule maintenance or downtime out of the hosts reasonable control.

  Where significant changes are planned the hosts will provide a minimum of 14 days notice when it is reasonably practicable to do so.

  Emergency maintenance, updates, and other procedures will be scheduled by the hosts on a case-by-case basis.

  Planned maintenance activity (either the hosts or co-location partners) is not considered to be part of the scheduled service time and is excluded from any availability measures.

Networks Operations Centre (NOC)

The hosts Networks Operations Centre (NOC) primary function is to provide support and management to hosted platforms and managed services.

The host’s IMC is available 24x7, 365 days per year (Including Statutory & Bank Holidays). Contact details for the IMC are as follows: -
By Telephone : (852) 2189-7222, (852) 9676-2387
By Fax : (852) 2845-0959
By Email : support@powernetix.com

Response Times

The standard response times for all support enquiries are as follows:

  Initial response and acknowledgement within 1-hour of a support enquiry (telephone or email).
  Endeavor to resolve faults in line with following fault priority table.

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Priorities

Escalation Policy

The hosts use the following escalation time periods (as indicated below against SLA benchmarks & priorities) for calls not resolved and under the scope of the SLA as follows: -

  1st escalation time lapse – fault escalated to IMC Shift Supervisor
  2nd escalation time lapse – fault escalated to IMC Manager
  3rd escalation time lapse – fault escalated to Services Director

Internet Support Centre SLA

The Internet Support Centre (ISC) primary function is to provide 1st and 2nd line Customer facing support.

At present all helpdesks run 9am to 5pm, 5 days a week

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The only exception to this coverage is:

  Any days: Chinese New Year Holidays

A 24x7 service may be made available if required subject to the Customer’s requirements and it being commercial viable to all parties.

Response Times

Response times are totally dependent upon the SLA requirements of a given customers service, however for example the following table shows what this may cover and in what areas as a minimum: -

Confirmed and Accepted by
Power Telecom Limited

Name:	Samuel Kam
Position:	CEO
Date:	1st March 2007

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